Exhibit (d)(2)

June 30, 2008

Symmetricom, Inc.

2300 Orchard Parkway

San Jose, CA  95131-1017

Wells Fargo Bank, National Association, as Trustee

45 Broadway, 14th Floor

New York, NY 10006

Attention:  Corporate Trust Services

Re:     Symmetricom, Inc.

Dear Sirs:

Reference is made to the Indenture (the “Indenture”), dated as of June 8, 2005, between Symmetricom, Inc. (the “Company”), as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which the Company’s 3¼% Contingent Convertible Subordinated Notes due 2025 (the “Notes”) were issued.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

Subject to the terms and conditions of this letter agreement, Quantum Partners LDC (the “Noteholder”) hereby agrees that, effective on the Payment Date (as defined in the Offer to Purchase, as defined below), it will (1) pursuant to Section 6.04 of the Indenture, waive any and all Defaults and Events of Default prior to or in existence on the Payment Date under Section 6.01(d) of the Indenture arising out of the covenants and agreements contained in Section 4.02 of the Indenture with respect to the failure of the Company to file with the Trustee the required financial reports relating to the period ended December 30, 2007 (the “Prior Defaults”), (2) rescind any and all prior and existing notices of Default and Events of Default with respect to the Prior Defaults, and (3) pursuant to Section 6.02(b) of the Indenture, rescind and cancel any and all Acceleration Notices with respect to the Prior Defaults delivered to the Company pursuant to the Indenture and their consequences (together, (1), (2) and (3), the “Waivers”).  In exchange for the Noteholder’s execution and delivery of this letter agreement, the Company agrees to make a tender offer to all holders of the Notes upon the terms and conditions set forth in the Offer to Purchase attached hereto as Exhibit A (without taking into consideration any amendments to such terms and conditions permitted by the terms of the Offer to Purchase except to the extent such amendments are no less favorable to the Noteholder than the terms and conditions prior to such amendments, the “Offer to Purchase”; such tender offer, the “Transaction”).

The Waivers shall be effective on the Payment Date without further action by the Noteholder (unless this letter agreement previously has been terminated in accordance with its terms) provided the following conditions have been satisfied (or waived by the Noteholder) on or prior to the Payment Date (the “Conditions”): (a) the Transaction shall have commenced (within the meaning of Rule 13e-4 of the Exchange Act) on or prior to 5:00 p.m. New York City time one business day after the date of this letter agreement, (b) the Transaction shall have been completed on the terms and conditions set forth in the Offer to Purchase attached hereto as Exhibit A (without taking into consideration any amendments to such terms and conditions permitted by the terms of the Offer to Purchase except to the extent such amendments are no less favorable to the Noteholder than the terms and conditions prior to such amendments), (c) the Company shall have purchased and paid for at least $40,000,000 aggregate principal amount of Notes held by the Noteholder within 25 business days after the date of this letter agreement (the “Payment Condition”), and (d) no Default or Event of Default under the Indenture (other than the Prior Defaults) shall have occurred.  Notwithstanding the foregoing, upon the Acceptance Date (as defined in the Offer to Purchase), the Waivers shall be effective (as of the Payment Date) upon the satisfaction of the Payment Condition.

The Noteholder represents and warrants that it is the beneficial owner of or controls the investment decision of the principal amount of the Notes set forth immediately below the Noteholder’s signature below.  The Noteholder agrees to tender all of its Notes in the Transaction by following the applicable procedures set forth in the Offer to Purchase.  The Noteholder further agrees that it will not, directly or indirectly, without the written consent of the Company, except in connection with the Transaction, sell, assign, transfer, hypothecate or otherwise dispose of (a) any Notes beneficially owned by it or as to which it has investment authority or discretion or (b) any option, interest in, or right to acquire any Notes during the period starting on the date of this letter agreement and ending on the earlier of (x) 25 business days (as used herein, determined in accordance with the 14d-1(g)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) thereafter, (y) the Payment Date or (z) termination of the Transaction.  For the avoidance of doubt, nothing in this letter agreement shall be construed to limit the Noteholder’s ability to (i) purchase, acquire or otherwise obtain beneficial ownership of (A) any Notes, (B) any option, interest in, or right to acquire any Notes, or (C) any other securities issued by the Company (including, but not limited to, the common stock of the Company) or (ii) sell, assign, transfer, hypothecate or otherwise dispose of securities issued by the Company other than the Notes (including, but not limited to, the common stock of the Company) in accordance with applicable securities laws.

The Noteholder acknowledges the confidential nature of this letter agreement, including the fact that the Company is considering the Transaction and the information set forth in Exhibit A hereto (together, the “Confidential Information”), and agrees that the Confidential Information will be used by it and its officers, directors, partners, employees or affiliates, agents, representatives and counsel (collectively, the “Representatives”) retained by it in connection with this matter solely to review the Transaction, and the Noteholder further agrees (i) that it will not, without the prior written consent of the Company, disclose the Confidential Information, or any material derived from the Confidential Information, to anyone other than the Noteholder’s Representatives and (ii) to inform its Representatives of the confidential nature of the Confidential Information.  The Noteholder agrees to be responsible for any material breach of this letter agreement by its Representatives.  The Noteholder hereby acknowledges that it is aware (and that its Representatives who have been apprised of this letter agreement and its consideration of the Transaction have been, or upon becoming so apprised will be, advised) of the restrictions imposed by federal and state securities laws on a person possessing material nonpublic information about a company, and the Noteholder agrees not to use the Confidential Information to violate any such laws.  Notwithstanding the foregoing, the Company agrees that it shall include in the initial tender offer materials filed with the Securities and Exchange Commission such information as is necessary such that all Confidential Information will be publicly disclosed as of the time of such filings, and, if such tender offer materials are not filed with the Securities and Exchange Commission within one business day of the date of this letter agreement, the Noteholder may disclose such Confidential Information.

The Noteholder further acknowledges that this letter agreement shall not be deemed to constitute any acknowledgment or agreement by the Company that any Default or Event of Default has occurred under the Indenture.

Unless otherwise agreed to by the Noteholder, this letter agreement and the Waivers shall terminate, be void ab initio and of no further force or effect, and shall not be operative if, prior to the Payment Date and satisfaction of the Payment Condition, (a) the Transaction has not been commenced (within the meaning of Rule 13e-4 of the Exchange Act) on or prior to 5:00 p.m. New York City time one business day after the date of this letter agreement, (b) the Transaction is terminated by the Company prior to acceptance of the Notes in the Transaction, (c) the terms of the Transaction are amended or modified in a manner that is adverse to the Noteholder, (d) the purchase of and payment for at least $40,000,000 aggregate principal amount of Notes held by the Noteholder shall not have occurred within 25 business days after the date of this letter agreement, (e) any Default or Event of Default under the Indenture shall occur other than the Prior Defaults, (f) the Company defaults in the observance or performance of any other covenant or agreement contained in this letter agreement, or (g) any representation or warranty made by the Company in this letter agreement or the Offer to Purchase shall be false or incorrect at any time made or deemed to be made.

The Company represents and warrants as of the date of this letter agreement and as of the Expiration Date, the Acceptance Date and the Payment Date (as such terms are defined in the Offer to Purchase) that all of the conditions set forth in Section 6.02(b) of the Indenture are satisfied, and covenants and agrees that it will cause such conditions to continue to be satisfied at all times until the completion of the Transaction and receipt by the Noteholder of payment in full for at least $40,000,000 aggregate principal amount of Notes validly tendered and not withdrawn.

This letter agreement and the Waivers shall be construed in accordance with the internal laws of the State of New York.

[signature page follows]

Very truly yours,

Quantum Partners LDC

/s/ Jay A. Schoenfarber
Authorized Signature

$76,090,000
Principal Amount of Notes Held

The Company acknowledges receipt of this letter agreement and agrees as set forth above.

SYMMETRICOM, INC.

By:	/s/ William Slater
Name: William Slater
Title: Chief Financial Officer